Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the annual report of Bioxytran, Inc., on Form 10K, filed on April 9, 2021, of our Report of Independent Registered Public Accounting Firm, dated April 9, 2021, on the consolidated balance sheet of Bioxytran, Inc., as at December 31, 2020 and the related statements of operations, changes in shareholders’ deficit and cash flows for the period ended December 31, 2020 and the related notes, which appear in the form 10K.

We also consent to the references to us under the headings “Experts” in such form 10K.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, UT

April 9, 2021

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